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                            May 13, 2022

       Vivek Garipalli
       Chief Executive Officer
       Clover Health Investments, Corp.
       3401 Mallory Lane, Suite 210
       Franklin, TN 37067

                                                        Re: Clover Health
Investments, Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed May 9, 2022
                                                            File No. 333-264801

       Dear Mr. Garipalli:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance
       cc:                                              Brian Hecht, Esq.